Exhibit 10.29

November 14, 2008

Dave LePage
4916 Harriet Avenue So.
Minneapolis, MN 55409

Dave:

This note serves to confirm our conversation relative to your employment status.  As we have discussed the following terms apply:

•	The position of Senior Vice President, Operations will be eliminated
•	You will need to work with Jennifer Morgans through December 15, 2008 to transition the helpdesk function
•
You will be reporting into Rob Rueckl beginning December 1, 2008 for a term of not less than six months and not more than twelve months to assist in the transition of Operations functions and other duties as defined by you and Rob.  If you have stock options ready to vest within a short timeframe (2-3 months) from the end of your employment we will work with you to allow for the vesting of those options

•	At the completion of the transition your employment contract will be honored
•	For FY 2009 you will not be participating in EIP
•	You will be provided outplacement assistance if you need it up to $10,000
•	Your severance will be paid in a lump sum

As we get closer to your employment ending you will receive a separation agreement and packet from Human Resources that outlines all your terms and benefits.

Please let me know how you would like to handle the communication.

Sincerely,

/s/ Vin Riera
Vin Riera